As filed with the Securities and Exchange Commission on November 26, 1997
                                                 SEC Registration No._333-37797
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                     SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.
                               AMENDMENT NO. 1
                                      TO
                      FORM S-3 REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933
                         EVERGREEN RESOURCES, INC.
          ------------------------------------------------------
          (Exact Name of Registrant as Specified in its Charter)

                Colorado                             84-0834147
    -------------------------------           ------------------------
     (State of Other Jurisdiction                  (IRS Employer
           of Incorporation)                   Identification Number)

                              1000 Writer Square
                              1512 Larimer Street
                            Denver, Colorado  80202
                               (303) 534-0400
          -------------------------------------------------------
          (Address and Telephone Number of Registrant's Principal

             Executive Offices and Principal Place of Business)
                              1000 Writer Square
                             1512 Larimer Street
                           Denver, Colorado  80202
                               (303) 534-0400
       --------------------------------------------------------------
         (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

John B. Wills, Esq.                     Kevin R. Collins
410 Seventeenth Street, Suite 1940      1000 Writer Square, 1512 Larimer Street
Denver, Colorado  80202                 Denver, Colorado 80202
(303) 628-0747                          (303) 534-0400 (tel) 303 534-0420 (fax)
          ------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

     Title of Each         Amount      Proposed Maximum    Proposed Maximum      Amount of
  Class of Securities      to be        Offering Price    Aggregate Offering   Registration
   to be Registered    Registered(1)   Price Per Share         Price (2)            Fee
--------------------------------------------------------------------------------------------
Common Stock              200,000         $18.00 Per          $3,600,000       $1,090.91(3)
$0.01 Stated Value        Shares             Share
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) All securities subject to this Registration Statement are on behalf of selling shareholders (see "Selling Shareholders").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the NASDAQ National Market System on October 10, 1997.
(3)  Previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                           EVERGREEN RESOURCES, INC.
                          200,000 Shares Common Stock
                              ($0.01 Stated Value)


     All of the shares of Evergreen Resources, Inc. (the "Company" Common Stock are being registered on behalf of security holders (the "Selling Shareholders"), which are offering for sale 200,000 shares of the Company's Common Stock which are presently outstanding or which underlie existing warrants. The Company will receive up to $1,380,000 from the sale of such shares by the Selling Shareholders upon exercise of the warrants (which have an exercise price of $6.90). The Company will utilize proceeds for general working capital and for capital expenditures associated with the development of the Company's natural gas activities in the Raton Basin. The Selling Shareholders are not restricted in the price or prices at which they may sell their shares and sales of such shares may depress the market price of the Company's Common Stock. (See "Selling Shareholders".)


     This offering is not being underwritten. The shares will be offered and sold by the Selling Shareholders from time to time at prices to be determined at the time of such sales.

     It is anticipated that sales of the 200,000 shares of Common Stock being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Shareholders, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such shares may occur over an extended period of time. The Selling Shareholders will pay or assume brokerage commissions or discounts incurred in the sale of their shares.

     The Company is paying all of the expenses of registering the Common Stock under the Securities Act of 1933, as amended, estimated to be $10,000 for filing, printing, legal, accounting and miscellaneous expenses in connection with the offering.


     On November 25, 1997, the closing sale price of the Company's Common Stock as reported on the NASDAQ National Market System was $14.31.



     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. (SEE "RISK FACTORS" BEGINNING ON PAGE 5.)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this Prospectus is November _____, 1997.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, Room 1204, and Jacob K. Javits Building, 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission at http:www.sec.gov. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 'K' Street, Washington, D.C. 20549.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, all of which were previously filed with the Commission, are hereby incorporated by reference in this Prospectus:


     1. The Company's Transition Report on Form 10-K for the nine-month fiscal period ended December 31, 1996, as amended by Form 10-K/A.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, as amended by Form 10-Q/A for the quarters ended June 30, 1997 and September 30, 1997.

     3. The Company's Form 8-K dated August 21, 1996, as amended by Form 8-K/A and Form 8-K/A(2).

     All documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.


     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Evergreen Resources, Inc., 1512 Larimer Street, Suite 1000, Denver, Colorado, 80202, (303) 534-0400.

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
Available Information..........................................      2

Incorporation of Certain Documents by Reference................      2

Prospectus Summary.............................................      4

Risk Factors...................................................      5

Recent Developments............................................     10

Selling Shareholders...........................................     14

Plan of Distribution...........................................     14

Experts........................................................     15

Legal Opinions.................................................     15

                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.

THE COMPANY

     Evergreen Resources, Inc. ("Evergreen" or the "Company"), is a Colorado corporation organized on January 14, 1981. Evergreen maintains its principal executive offices at Suite 1000, 1512 Larimer Street, Denver, Colorado 80202, and its telephone number is (303) 534-0400.


     Evergreen is an independent energy company engaged in the exploration, development and acquisition of oil and gas properties. The Company's current operations are principally focused on developing and expanding its coalbed methane project located in the Raton Basin in southern Colorado. Evergreen also holds exploration licenses onshore in the United Kingdom, a net 2% interest in a group exploring offshore in the Falkland Islands, and an oil and gas license on approximately 2.4 million acres in northern Chile.

     Evergreen is one of the largest holders of oil and gas leases in the Raton Basin with approximately 135,000 gross acres. In addition, the Company's daily gas sales represent approximately 68% of the gas currently sold from the Raton Basin. Evergreen currently has 78 producing gas wells on its Raton Basin property, and has drilled an additional 24 wells, 20 of which are expected to be placed into production by December 31, 1997, four of which are exploratory and subject to further evaluation. The Company has identified approximately 560 drilling locations on its Raton Basin acreage, of which 136 are presently included in the Company's proved reserve base at September 30, 1997. These 136 proven locations comprise approximately 20% of the Company's total acreage in the Raton Basin. Evergreen intends to spend approximately $80 million over the next three years on the development of the Raton Basin, including drilling approximately 210 wells and expanding and upgrading its gathering and compression facilities.

     Evergreen Operating Corp., a wholly owned subsidiary, operates approximately 180 oil and gas wells on behalf of the Company and, on a fee basis, for others, coordinating drilling activities and arranging for the production, gathering and sale of the gas and oil from the wells it operates.


THE OFFERING

Securities Offered by Selling Shareholders   200,000 Shares of Common Stock,
                                             $0.01 stated value per share.


Offering Price                               All or part of the Shares offered
                                             hereby may be sold from time to
                                             time in amounts and on terms to be
                                             determined by the Selling
                                             Shareholders at the time of the
                                             sale.

NASDAQ National Market Symbol                EVER

                                RISK FACTORS

     This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the Company's business and its future results of operations, (iii) market conditions in the oil and gas industry, (iv) the ability of the Company to make and integrate acquisitions and (v) the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas gathering, an increase in the cost of production and operations, an inability to meet growth projections, and/or changes in general economic conditions. Actual results could materially differ and could be adversely affected by the information set forth below. In light of these risks and uncertainties, there can be no assurance that actual results will be as projected in the forward-looking statements.


VOLATILITY OF OIL AND GAS PRICES

     The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing market prices for natural gas and oil, which can be extremely volatile and in recent years have been depressed by excess domestic and imported supplies. In addition to market factors, actions of state and local agencies, the United States and foreign governments, and international cartels affect oil and gas prices. All of these factors are beyond the control of the Company. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. There is no assurance that current price levels can be sustained or that the Company will be able to produce oil or gas on an economic basis in light of prevailing market prices. Any substantial or extended decline in the price of natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity and could reduce both the value and the amount of the Company's oil and gas reserves.





RESERVE REPLACEMENT RISK

     The Company's future success depends upon its ability to find, develop or acquire additional oil and natural gas reserves in the Raton Basin that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves. At September 30, 1997, the Company had proved undeveloped reserves of approximately 67 Bcfe, which constituted approximately 33% of the Company's total proved reserves at September 30, 1997. The Company's current development plan includes increasing its reserve base through continued drilling and development of its existing properties in the Raton Basin. There can be no assurance, however, that the Company's planned development projects in the Raton Basin will result in significant additional reserves or that the Company will have continuing success drilling productive wells at anticipated finding and development costs.

PRIOR OPERATING LOSSES

     The Company experienced losses in fiscal 1995 and 1996 and through September 30, 1997, had an accumulated deficit of $6,222,000. The Company had net income of $675,000 for the nine month period ended December 31, 1996 and had net income of $2,977,000 for the nine months ended September 30, 1997. Although the Company expects its results of operations to continue to improve as additional Raton Basin wells are completed, there are no assurance that this will occur or that the Company will achieve, or be able to sustain, profitable operations.


FUTURE CAPITAL REQUIREMENTS

     The Company will require additional equity or debt capital, as well as the anticipated cash flow from operations of its developed properties, to fund the full development of the Raton Basin. Any development of other properties, including the Company's United Kingdom properties, is expected to require substantial additional capital. There is no assurance that any required capital will be available or that it will be available on terms acceptable to the Company. Any inability of the Company to fund development of its properties could cause the Company to lose all or portions of such properties through failure to comply with minimum lease or license requirements or could require the Company to farm out or otherwise dispose of or abandon such properties. There is no assurance that the Company could successfully farm out or dispose of any such properties.


PENALTY PAYMENTS UNDER THE EL PASO AGREEMENT

     In August 1992, Evergreen entered into a series of agreements with El Paso Field Services Company ("El Paso") concerning the connection of Evergreen's San Juan Basin wells to El Paso's non-jurisdictional gathering system. Under the agreements, El Paso paid for construction of a gathering pipeline to a central point in Evergreen's producing area. Evergreen paid for construction of its own gathering system to the wells beyond that point, which was sold to Associated Natural Gas, Inc. in 1993. Evergreen dedicated 90% of its San Juan Basin production to El Paso's gathering line for a period of 10 years following completion of the line and agreed to deliver a minimum of 11,000 MMBtu per day for five years to El Paso's gathering line or pay a shortfall payment of $0.25 per MMBtu. The Company's production obligation began on August 1, 1993, and will conclude on July 31, 1998. Production from the wells has been substantially less than 11,000 MMBtu per day and Evergreen has accrued a shortfall obligation of $2,434,000 as of June 30, 1997 that may grow to in excess of $3.0 million by the end of the five year period. Evergreen's cumulative delivery shortfall through September 30, 1997 was approximately 12.1 million MMBtu. In November 1997, Evergreen entered into a binding agreement with a third party which has agreed to acquire Evergreen's interest in its San Juan Basin properties. In this agreement, this third party has also agreed to assume all of Evergreen's liabilities under its agreements with El Paso. El Paso's consent, among other conditions, are necessary to consummation of this agreement. No assurance can be given with respect to whether El Paso's consent will be received or other conditions will be met.


SPECULATIVE NATURE OF OIL AND GAS EXPLORATION

     The business of exploring for and, to a lesser extent, developing oil and gas properties is an inherently speculative activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. Although available geological and geophysical information can provide information with respect to a potential oil or gas property, it is impossible to determine accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on the Company's investment therein. While the portion of the Company's Raton Basin property in which the Company is currently operating appears to present only moderate risk in this regard, the remainder of the Raton Basin property, the Company's United Kingdom properties and any properties in which the Company may invest in the future are or may be largely untested and therefore subject to more substantial risk that they will be uneconomic or marginally economic.

OPERATING HAZARDS

     Oil and gas operations involve a high degree of risk. Natural hazards, such as excessive underground pressures, may cause a costly or dangerous blowout or make further operations on a well financially or physically impractical. Equipment failures, human errors and other factors can result in the substantial impairment or destruction of property, environmental damage and/or human injury. The Company is subject to all the risks inherent in the exploration for, and development of, oil and gas, including blowouts, fires and other casualties. Any such event can result in the exposure of the Company to claims of individuals or governmental agencies or to the loss or impairment of the value of its properties, or both. The Company maintains insurance coverage as is customary for entities of a similar size engaged in similar operations, but losses can occur from uninsurable risks or in amounts in excess of existing insurance coverage.

UNCERTAINTY OF ESTIMATED RESERVES

     This Prospectus contains estimates of reserves and future net revenues which have been prepared by independent petroleum engineers. However, petroleum engineering is not an exact science and involves estimates based on many variable and uncertain factors. Estimates of reserves and future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineers' estimates. The Company's reserve values remain sensitive to gas prices in the current environment of fluctuating commodities prices.

REGULATION

     The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation and regulation affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may effect, among other things, the pricing or marketing of oil and gas production. Substantial penalties may be assessed for noncompliance with various applicable statutes and regulations, and the overall regulatory burden on the industry increases its cost of doing business and, in turn, decreases its profitability.

     State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

ENVIRONMENTAL CONSIDERATIONS

     Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the operations and costs of the Company. For example, the Company operates under permits issued by the State of Colorado to discharge water provided from its coalbed methane wells. Inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance.

COMPETITION

     Major oil companies, independent producers, institutional and individual investors and various oil and gas income funds are actively seeking to acquire oil and gas properties throughout the world, as well as the equipment, labor, and materials required to operate such properties. Many of the Company's competitors have financial and technological resources vastly exceeding those available to the Company. Many oil and gas properties are sold in a competitive bidding process in which the Company, if it is making an independent bid, may lack technological information or expertise available to other bidders. There is no assurance that the Company will be successful in acquiring and developing profitable properties in the face of such competition.

OIL AND GAS LEASES

     The Company's right to explore and produce oil and gas from its properties derives from its oil and gas leases with the owners of the properties. There are many version of oil and gas leases in use. The Company has acquired most of its current leases from other companies who first acquired the leases from the landowners. Oil and gas leases generally call for annual rental payments and the payment of a percentage royalty on the oil and gas produced. Courts in many states have interpreted oil and gas leases to include various implied covenants, including the lessee's implied obligation to develop the lease diligently, to prevent drainage of oil and gas by wells on adjacent land, to seek diligently a market for production, and to operate prudently according to industry standards. Oil and gas leases with similar language may be interpreted quite differently depending on the state in which the property is located. Issues decided differently in two states may not yet have been decided by the courts of a third state, leading to uncertainty as to the proper interpretation. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of typical lease language concerning the costs of production. The Company believes it has followed industry standards in interpreting its oil and gas leases in the states where it operates.
However, there can be no assurance that the leases will be free from litigation concerning the proper interpretation of the lease terms. Adverse decisions could result in material costs to the Company or the loss of one or more leases.

TITLE TO PROPERTIES

     As is customary in the oil and gas industry, the Company conducts only a preliminary title examination at the time properties believed to be suitable for drilling operations are acquired. Prior to the commencement of drilling operations, a title examination of the drill site tract is conducted. The Company believes that titles to its leasehold properties are good and defensible in accordance with standards generally acceptable in the oil and gas industry, but there is no assurance that the Company could defend title to its undeveloped properties.

ACCOUNTING RISKS

     The Company reports its operations using the full cost method of accounting for gas and oil properties. Under full cost accounting rules, all productive and non-productive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Normal dispositions of oil and gas properties are accounted for as adjustments of capitalized costs, with no gain or loss recognized. Under full cost accounting rules, the net capitalized costs of gas and oil properties may not exceed a "ceiling" limit of the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If the net investment in oil and gas properties exceeds an amount equal to the sum of (1) the standardized measure of discounted future net cash flows from proved reserves, and (2) the lower of cost or fair market value of properties in process of development and unexplored acreage, the excess is charged to expense as additional depletion. Natural gas prices are often volatile, varying substantially from quarter to quarter depending on weather conditions, quantities of gas in storage, and supply variations. Since the "ceiling test" must be applied quarterly, the Company may be forced to write down the value of its oil and gas properties during a quarter when gas prices are substantially below present levels. Full cost accounting rules would not allow the Company to increase the value of its oil and gas properties in a subsequent quarter when gas prices improved.

                                  RECENT DEVELOPMENTS

FISCAL YEAR

     Effective with the period ended December 31, 1996, the Company elected to begin utilizing a December 31 fiscal year end. Therefore, the period ended December 31, 1996 represents a nine-month short period as compared to the twelve month fiscal years ended March 31, 1996, 1995, and 1994.

CHILE

     On March 18, 1997 the Government of Chile awarded an oil and gas exploration contract to Evergreen on two 5,000 square kilometer (1.2 million acre) blocks in Northern Chile.

     Evergreen has 75% working interest in the blocks and will serve as Operator. Empresa Nacional del Petroleo (ENAP), the State-owned energy company, holds the remaining 25% working interest. The Chilean government will initially receive a 10% royalty on production up to 10,000 barrels per day.




     Evergreen and ENAP will share the following work commitments proportionately, stated as Exploration Periods for each block:

     Period    Term           Work Commitment
     ------    ----           ---------------
        1      1 Year         Geologic mapping, aeromagnetic and gravity surveys
        2      2 Years        200 km seismic
        3      2 Years        1 exploratory well
       4-9     1 year each    1 exploratory well

     Under the exploration contract, Evergreen and ENAP will share proportionately the work commitments for the project. Evergreen's estimated financial commitment for years one through three is approximately $1.8 million. The Company expects to fulfill its commitment through cash flow from operations and available borrowings under its $30 million credit facility.


UNDERWRITING

On October 28, 1996, the Company completed a public offering of its common shares, whereby it sold 2,000,000 shares at $5.75 per share. Total proceeds, net of underwriters' commissions, were approximately $10.3 million and were used to fund development of the Company's Raton Basin Project.

RATON BASIN

     Since December 1991, Evergreen has acquired oil and gas leases covering over 135,000 gross acres in the Raton Basin, Las Animas County in Southeastern Colorado. This acreage position will support over 500 wells on 160 acre spacing. Independent engineering estimates indicate reserve potential of approximately 1.5 - 2.0 billion cubic feet of gas per well.

     Two exploratory wells have been drilled in the Northern portion of the Spanish Peaks Unit, and two exploratory wells have been drilled in the central portion of the Sangre de Cristo Unit. The exploratory wells will test production levels, provide additional geologic control, and also will fulfill Unit obligations.




    Gas sales began in January 1995 and production has improved as new wells have been drilled to a present level of approximately 25 million cubic feet
(MMcf) per day gross. Evergreen's net sales are approximately 20 MMcf per day at present.


    The Company enters into contractual obligations that require future physical delivery to attempt to manage price risk with regard to a portion of its natural gas production. As of October 31, 1997, the Company had entered into contracts to sell approximately 21.5 MMcf per day (substantially all of its current sales) at $2.05 per Mcf for the period November 1997 through March 1998 and approximately 10 MMcf per day (approximately half of its current sales) at $2.05 per Mcf for the period April 1998 through October 1998. The Company identifies minimum internal price targets and assuming other market conditions are deemed favorable, the Company will enter into hedging contracts to manage price risk.


     Colorado Interstate Gas Company ("CIG") plans to construct a new 120 - mile, 16 inch pipeline from Trinidad to Campo, Colorado. Capacity of this new pipeline will initially be approximately 100 million cubic feet per day. CIG expects that this new line will be in service in August of 1998.

     The Company has executed an agreement for transportation on this pipeline, providing for firm-volume commitments. The terms of the agreement will be finalized in accordance with the "open season" provisions mandated by the Federal Energy Regulatory Commission.


UNITED KINGDOM

     Under a new onshore Licensing regime implemented by the UK Department of Trade and Industry (DTI), Evergreen has converted its existing onshore Exploration Licenses to new onshore Licenses, called Petroleum Exploration and Development Licenses. These new Licenses will provide up to a 30 year term with optional periodic relinquishment of portions of the licenses, subject to future development plans. There are no royalties or burdens encumbering the Licenses. Work commitments on the Licenses have been fulfilled through 1997 as a result of Evergreen's prior UK activity.


     The DTI has approved the Company's request to relinquish 259,461 presently licensed acres, which were not considered highly prospective for coalbed methane
(CBM) development. The Company retains 371,018 acres, which were high-graded for CBM and conventional hydrocarbon potential. Evergreen expects that it will be required to spend $1.2 million over the next three years to maintain these licenses. Work commitments for acreage retained will include remote sensing studies, additional seismic studies and the drilling of three wells, one per year beginning in 1999.


     Evergreen is continuing to hold discussions with various funding sources, including potential industry partners, for the purpose of resuming evaluation and development of the Licenses.

FALKLAND ISLANDS

Evergreen has a net 2% working interest in a consortium which has recently been awarded an exploration license for Tranche A in the First Offshore Falkland Islands Licensing Round. Amerada Hess (Falklands Islands) Limited is Operator of the consortium, which includes Fina Exploration Atlantic BV, Murphy South Atlantic Oil Company, Teikoku Oil Co. Ltd., and Argos Evergreen Limited.

Argos Evergreen Limited, a 5% working interest holder in the consortium, is a joint venture company formed in the Falkland Islands and owned 60% by Argos Resources Limited and 40% by Evergreen Resources (UK) Limited, the UK subsidiary of Evergreen Resources Inc.

Argos Resources Limited is a subsidiary of Argos Limited, a Falkland Islands company which owns and operates a fleet of deep sea fishing vessels in the Falkland Islands area.


The license covers 626 square miles and lies approximately 150 miles to the north of the islands in water depths ranging up to 1,575 feet. This area incorporates part of a major unexplored sedimentary basin which has not yet been tested by drilling. It therefore represents a rare opportunity to be involved during the early phase of exploration in an unexplored basin. The Company expects to spend approximately $1.4 million on this project over the next three years.


SHAREHOLDER RIGHTS PLAN

     On July 7, 1997 the Board of Directors adopted a Shareholder Rights Plan ("Rights Plan"), pursuant to which stock purchase rights will be distributed as a dividend to its common stockholders at a rate of one Right for each share of common stock held of record as of July 22, 1997.

     The Rights Plan is designed to enhance the Board's ability to prevent an acquiror from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

     This action is not taken in response to any pending or threatened takeover effort to acquire the Company.

     Under the Rights Plan, the rights will become exercisable only if a person or a group (except for existing 20% shareholders) acquires or commences a tender offer for 20% or more of the Company's common stock. Until they become exercisable, the Rights attach to and trade with the Company's common stock.
The Rights will expire July 22, 2007. The Rights may be redeemed by the continuing members of the Board at $.001 per Right prior to the day after a person or group has accumulated 20% or more of the Company's common stock.

     In the event that a person or group acquires 20% of the Company's common stock, the rights would then be modified to represent the right to receive for the exercise price, Company common stock having a value worth twice the exercise price.

     In the event that the Company is involved in a merger or other business combination at any time after a person or group has acquired 20% or more of the Company's common stock, the Rights will be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each Right.

     All Rights held or acquired by a person or group holding 20% or more of the Company's shares are void. The Rights are not triggered by continued stock ownership of the Company's existing 20% shareholders, unless these Shareholders increase their holdings in the Company above 30%.

     Additional details of the Shareholder Rights plan were outlined in a letter recently mailed to the Company's stockholders.

AMOCO LITIGATION

On June 25, 1997, Evergreen filed an action in the Las Animas County, Colorado District Court seeking a declaratory judgment against Amoco Production Company ("Amoco") regarding the proposed sale by Amoco of certain property located in the Raton Basin, Las Animas County. Included in this property was approximately 22,000 gross non-producing acres which is located within the Cottontail Pass Federal Unit situated near the center of Evergreen's present 135,000 gross acre position in the Raton Basin. Evergreen, as a working interest owner in the unit, had a preferential right under the applicable unit operating agreement to purchase these 22,000 acres for $3,179,000. Evergreen tendered to Amoco notice of its intention to exercise this preferential right to purchase. Amoco contended that it did not receive a valid notice of the preferential purchase rights from Evergreen. In its action, Evergreen sought a declaratory judgment that Evergreen had properly exercised its preferential right of purchase, and that Amoco was obligated to sell the properties covered by that right of purchase to Evergreen. On November 12, 1997, the court granted that Evergreen's motion for summary judgement and ruled that Evergreen properly exercised its right of purchase for the subject properties. Amoco has the right to appeal this ruling.

CONVERSION OF PREFERRED STOCK

     Effective November 1, 1997, all outstanding shares of the Company's 8% Convertible Preferred Stock were converted into 905,660 shares of Common Stock.

                              SELLING SHAREHOLDERS


     All of the securities offered hereby are to be offered for the account of the security holders set forth below ("Selling Shareholders").


                                           Shares Registered
                                              Pursuant To
     Name                                  This Offering (1)
     ----                                  -----------------
     Paulson Investment Co., Inc.              151,375
     Chester L.F. Paulson                       15,750
     M. Lorraine Maxwell                         7,875
     Robert O. McDonald                          8,155
     Robert G. Rader                             5,081
     Gregory M. Jones                            1,967
     John E. Adams                               1,000
     Norman Frager                               2,155
     Robert M. Jones                             1,363
     Edward F. Marburger                         1,363
     E. Robin Landry                             1,189
     T. Ray Phillips III                           967
     Donald A. Pape                                967
     Ernest McCollum                               793
                                               -------
              TOTAL                            200,000

--------------
(1) Shares of restricted common stock underlying warrants issued by the Company to Underwriters as compensation.


                           PLAN OF DISTRIBUTION

     The Selling Shareholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or a private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices and customary brokerage commissions at the time of the sales, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholders may occur over an extended period of time.

     There are no contractual arrangements between or among any of the Selling Shareholders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Shareholders.

                                        EXPERTS

The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


The consolidated financial statements of Powerbridge, Inc. and subsidiaries for the year ended December 31, 1995 incorporated in this prospectus by reference from the Company's Form 8-K/A dated September 6, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Powerbridge, Inc.'s ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                LEGAL OPINIONS

The legality of the Shares offered hereby will be passed upon for the Company by John B. Wills, Attorney At Law.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be born by the Registrant, are as follows:

     SEC Filing Fee                                          $ 1,090.91
     Printing Expenses                                           500.00*
     Accounting Fees and Expenses                              1,000.00*
     Legal Fees and Expenses                                   6,000.00*
     Miscellaneous                                             1,409.09*
                                                             ----------
          Total                                              $10,000.00*
                                                             ----------
                                                             ----------

-----------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only charter provision, bylaw, contract, arrangement or statute under which any Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          (a)  Section 7-109-102, 103, 104, 105, 106, 107, 108, 109 and 110 of
     the Colorado Business Corporation Act provides that each corporation shall have the following powers:

          "7-109-102.  Authority to Indemnify directors
               (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:
                    (a)  The person conducted himself or herself in good faith;
                         and
                    (b)  The person reasonably believed:
                         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and
                         (II) In all other cases, that his or her conduct was at
                              least not opposed to the corporation's best interests; and
                    (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.
               (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.
               (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

               (4) A corporation may not indemnify a director under this section:
                    (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
                    (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.
               (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

          "7-109-103. Mandatory indemnification of directors
                    Unless limited by its articles of incorporation, a
               corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

          "7-109-104.  Advance of expenses to directors
               (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:
                    (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;
                    (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and
                    (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.
               (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.
               (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

          "7-109-105.  Court-ordered indemnification of directors
               (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:
                    (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.
                    (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

          "7-109-106. Determination and authorization of indemnification of directors
               (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.
               (2) The determinations required by subsection (1) of this section shall be made:
                    (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or
                    (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.
               (3)  If a quorum cannot be obtained as contemplated in paragraph
                    (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:
                    (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or
                    (b)  By the shareholders.
               (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

          "7-109-107. Indemnification of officers, employees, fiduciaries, and agents
               (1)  Unless otherwise provided in the articles of incorporation:
                    (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;
                    (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and
                    (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

          "7-109-108.  Insurance
               A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United
               States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

          "7-109-109.  Limitation of indemnification of directors
               (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

               (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

          "7-109-110.  Notice to shareholders of indemnification of director
               If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting.
               If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholders signs a writing consenting to such action.

          (b) Articles VII and XIII of Registrant's Articles of Incorporation provide as follows:

                                  ARTICLE VII
                    INDEMNIFICATION OF DIRECTORS AND OTHERS

          1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduce was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

          3. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this article or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          4. Any indemnification under paragraph 1 or 2 of this article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs 1 or 2 of this article. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

          5. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in paragraph 4 of this article upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately as authorized in this article.

          6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

          7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provision of this article.

          8. A unanimous vote of each class of shares entitled to vote shall be required to amend this article.

                                  ARTICLE XIII
                      LIMITATION OF LIABILITY OF DIRECTORS
                        TO CORPORATIONS AND SHAREHOLDERS

          No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S.
     Section 7-5-114 or any amendment thereto or successor provision thereto;
     (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of any inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S.
     Section 7-2-102 and/or C.R.S. Section 7-3-101.


     ITEM 16.  EXHIBITS.

          The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

     Exhibit No.                             Title
     -----------                             -----
     *    5    Opinion of John B. Wills, Attorney at Law, regarding the legality of the securities being registered dated October 10, 1997.

     *   24.1  Consent of John B. Wills, Attorney at Law, dated October 10,
               1997.

         24.2  Consent of BDO Seidman, LLP dated November 26, 1997.

         24.3  Consent of Deloitte Touche LLP dated on or about November 19,
               1997.

     -----------------------------
     * Previously filed


          ITEM 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on November 21, 1997.

                                       EVERGREEN RESOURCES, INC.


     Date:     November 21, 1997       By:       /s/ Mark S. Sexton
                                          --------------------------------------
                                           Mark S. Sexton, President and
                                           Chief Executive Officer


     Date:     November 21, 1997       By:       /s/ Kevin R. Collins
                                          --------------------------------------
                                          Kevin R. Collins, Vice President,
                                          Treasurer and Chief Financial Officer,
                                          Principal Accounting Officer
     SIGNATURES

     Date:                             By:
                                          --------------------------------------
                                          Alain Blanchard, Director


     Date:     November 21, 1997       By:       /s/ Dennis R. Carlton
                                          --------------------------------------
                                          Dennis R. Carlton, Director


     Date:     November 21, 1997       By:       /s/ Larry D. Estridge
                                          --------------------------------------
                                          Larry D. Estridge, Director


     Date:                             By:
                                          --------------------------------------
                                          John J. Ryan III, Director


     Date:     November 21, 1997       By:       /s/ Mark S. Sexton
                                          --------------------------------------
                                          Mark S. Sexton, Director


     Date:                             By:
                                          --------------------------------------
                                          Scott D. Sheffield, Director


     Date:     November 21, 1997       By:       /s/ James S. Williams
                                          --------------------------------------
                                          James S. Williams, Director